EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

EMC CORPORATION,

ESTEEM MERGER CORPORATION

and

DOCUMENT SCIENCES CORPORATION

Dated as of December 26, 2007

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

(iv)

EXHIBITS
Exhibit A	–	Certificate of Merger
Exhibit B	–	2007 Executive Bonus Plan
Exhibit C	–	Amended and Restated Management Incentive Retention Plan

SCHEDULES
Schedule 1.1(a)	–	Knowledge Parties
Schedule 5.1(j)	–	Company Budget
Schedule 5.8(g)	–	Re-issuance of Certain Restricted Stock Award Agreements
Schedule 6.3(d)	–	Consents
Schedule 6.3(e)	–	Percentage of Holders Demanding Appraisal Rights

DISCLOSURE SCHEDULES
Schedule 3.1(a)	–	Subsidiaries; Foreign Jurisdiction Qualification
Schedule 3.3(a)(ii)	–	Consents to Material Contracts
Schedule 3.4(b)	–	Option Plans
Schedule 3.7	–	Exceptions to Absence of Changes
Schedule 3.8	–	Exceptions to Compliance with Law
Schedule 3.9	–	Litigation
Schedule 3.10(a)	–	Employee Plans
Schedule 3.10(g)	–	Payments Triggered by Agreement
Schedule 3.12	–	Material Insurance Policies
Schedule 3.13(b)	–	Leased Real Property
Schedule 3.14(a)	–	Intellectual Property
Schedule 3.14(d)	–	Third Party Infringement
Schedule 3.14(e)	–	Intellectual Property Contracts, Licenses and Agreements
Schedule 3.14(g)	–	Open Source Code
Schedule 3.14(h)	–	Assignment of Inventions and Confidentiality Agreements
Schedule 3.15(j)	–	Limitations on Utilization of NOL
Schedule 3.17	–	Material Contracts
Schedule 3.19	–	Ten Largest Customers

(v)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 26, 2007 (this “Agreement”), is by and among EMC CORPORATION, a Massachusetts corporation (“Parent”), ESTEEM MERGER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and DOCUMENT SCIENCES CORPORATION, a Delaware corporation (the “Company”).

RECITALS

A. The board of directors of the Company (the “Company Board”) and the boards of directors of each of Parent and Merger Sub have (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein is advisable, fair and in the best interests of their respective stockholders and (ii) approved the Merger upon the terms and conditions set forth in this Agreement pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

B. The Company Board has resolved to submit this Agreement to a vote of the stockholders of the Company and, subject to the terms hereof, to recommend approval of this Agreement to the stockholders of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any proposal or offer from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its material Subsidiaries or 50% or more of any class of equity securities of the Company or any of such Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of such Subsidiaries.

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.

“Affiliate”, with respect to any specified Person, means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of the immediately preceding sentence, the term “control” (including the terms “controlling,” “controlled by” and “under common control with,” with their respective correlative meanings), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2007 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q, as amended, for the fiscal quarter ended September 30, 2007.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Stock Plan” means the ESPP, the Document Sciences Corporation Amended and Restated 2004 Stock Incentive Plan, the Document Sciences Corporation 1995 Stock Incentive Plan and any other plan or arrangement, including the Stock Option and Restricted Stock Plan and Agreement with Edward Calnan, dated as of September 16, 2006, providing for the grant or award of Shares, restricted stock, Options or other equity-based awards.

“ESPP” means the 2007 Employee Stock Purchase Plan, as amended from time to time.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities laws).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Authority” means any federal, state, local or foreign governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Intellectual Property” means (i) trade names, trademarks and service marks, domain names, trade dress and similar rights, and applications to register any of the foregoing; (ii) patents and patent applications; (iii) copyrights (whether registered or unregistered) and applications for registration; and (iv) confidential and proprietary information, including trade secrets and know-how.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge”, with respect to the Company, means the actual knowledge of the officers listed on Schedule 1.1(a) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or any of its Subsidiaries, in each case, as tenant, together with, to the extent leased by the Company or its Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Liabilities” means any losses, liabilities, obligations, debts, duties, claims, damages or expenses, including the transaction fees relating to the consummation of the transactions contemplated by this Agreement and the payments arising under the Company’s Management Incentive Retention Plan for Select Employees that became effective on September 12, 2007.

“Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is, or would reasonably be expected to be, materially adverse to (i) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to perform, in all material respects, its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts arising out of or attributable to any of the following: (A) the industry and markets in which the Company and its Subsidiaries operate generally, (B) general economic or political conditions (including those affecting the securities markets), (C) the public announcement or pendency of this Agreement (including any loss of employees or labor disputes or employee strikes, slowdowns, job actions or work stoppages or labor union activities), (D) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself, (E) any change in the Company’s stock price or trading volume, in and of itself, (F) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events (such as natural disasters, acts of God or other events not within the reasonable control of the Company) occurring after the date hereof, (G) any changes in applicable laws, regulations or accounting rules, or (H) the taking of any action required by this Agreement or specifically consented to in writing by Parent or Merger Sub; except, in the cases of clauses (A), (B), (F) and (G), to the extent such circumstance, change, development, event or state of facts has had a materially disproportionate effect on the Company and its Subsidiaries in comparison to other companies in the same industry as the Company.

“Merger Consideration” means the sum of (i) the aggregate Per Share Merger Consideration for all outstanding Shares and (ii) the amount payable with respect to all outstanding Options.

“Option” means each outstanding option to purchase Shares.

“Parent Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is, or would reasonably be expected to be, materially adverse to the ability of Parent or Merger Sub to perform, in all material respects, their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

“Per Share Merger Consideration” means an amount equal to $14.75 per Share.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, (iii) pledges, deposits or other liens securing the performance of trade contracts, leases, statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), surety, customs and appeal bonds or other obligations of like nature, incurred in the ordinary course of business, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, and (v) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of the assets of the Company and its Subsidiaries taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Related Party” means any beneficial owner of five percent (5%) or more of the Shares, officer or director of the Company, or any “affiliate” or “associate” of such persons (as such terms are defined in the Securities Act), or (with respect to such persons that are natural persons) any member of his or her immediate family.

“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“Rights” shall have the meaning ascribed to such term in the Rights Agreement.

“Rights Agreement” means that certain Rights Agreement between the Company and U.S. Stock Transfer Corporation, as Rights Agent, dated May 11, 2001.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Shares” means the shares of Company Common Stock, together with the associated Rights.

“Subsidiary” of any Person means any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person, as well as any Person, the accounts of which would be consolidated with those of such first Person in such first Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal obtained after the date hereof and not in breach of this Agreement for at least a majority of the outstanding equity securities of the Company or 50% or more of the consolidated assets of the Company and its Subsidiaries, and (i) on terms which the Company Board determines in good faith, after taking into account, among other things, all the terms and conditions of the Acquisition Proposal and the advice of the Company’s independent financial advisor, to be more favorable to the Stockholders in their capacity as such than those provided hereunder taking into account at the time of determination any changes to the terms of this Agreement that as of such time have been proposed by Parent, (ii) for which financing, to the extent required, is then committed or which in the good faith judgment of the Company Board is capable of being obtained by the Third Party making such Acquisition Proposal, and (iii) which, in the good faith judgment of the Company Board, is likely to be consummated.

“Taxes” means any and all taxes, customs, duties, governmental fees or other like assessments or charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, and including any liability in respect of any of the foregoing payable by reason of assumption, operation of Law, transferee liability, by contract, pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of Law) or otherwise.

“Third Party” means any Person or group other than the Company, Parent, Merger Sub and their respective Affiliates.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Affected Employees	5.8(a)
Agreement	Preamble
Book-Entry Shares	2.12(d)
Bylaws	2.4
Certificate of Incorporation	2.4
Certificate of Merger	2.2(b)
Certificates	2.12(d)

Definition	Location
Closing	2.2(a)
Closing Date	2.2(a)
Company	Preamble
Company Board	Recitals
Company Recommendation Change	5.15(b)
Company Recommendation Change Notice	5.15(b)
Company Registered Intellectual Property	3.14(a)
Company Stockholder Approval	3.2(a)
Confidentiality Agreement	5.9
D&O Indemnified Liabilities	5.12(a)
D&O Indemnified Parties	5.12(a)
DGCL	Recitals
Disclosure Schedules	Article III
Dissenting Shares	2.8
Effective Time	2.2(b)
Employee Plans	3.10(a)
Environmental Laws	3.16(i)
Environmental Permits	3.16(ii)
ERISA	3.10(a)
ERISA Affiliate	3.10(d)
Foreign Plans	3.10(f)
HSR Act	3.3(b)
Material Contracts	3.17
Material IP Contracts	3.14(e)
Merger	Recitals
Merger Sub	Preamble
Open Source Code	3.14(g)
Option Plans	3.4(b)
Parent	Preamble
Parent Nominee	8.1
Paying Agent	2.12(a)
Payment Fund	2.12(a)
Policies	3.12
Proxy Statement	3.6
Representatives	5.2(a)
Restricted Stock	2.10(a)
SEC Reports	3.5(a)
Stockholder	2.12(a)
Stockholders’ Meeting	5.3(a)
Surviving Corporation	2.1
Termination Date	7.1(b)(i)
Termination Fee	7.3
U.S.-Controlled Entity	4.8

Section 1.3 Interpretation. For purposes of this Agreement:

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement or in any Exhibit or Schedule (including the Disclosure Schedules) are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

(d) Any capitalized terms used in any Exhibit or Schedule (including the Disclosure Schedules) but not otherwise defined therein shall have the meaning as defined in this Agreement.

(e) All Exhibits and Schedules (including the Disclosure Schedules) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

(f) The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

(g) All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, Merger Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Merger Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of Parent, and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the Liabilities of the Company will become the Liabilities of the Surviving Corporation.

Section 2.2 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, Suite 1200, Irvine, California 92612, at 10:00 A.M., Los Angeles time, on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the parties may mutually agree in writing. The day on which the Closing takes place is referred to herein as the “Closing Date.”

(b) As soon as practicable on the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit A to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is referred to herein as the “Effective Time.”

Section 2.3 Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of the DGCL.

Section 2.4 Certificate of Incorporation and Bylaws. From and after the Effective Time, (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time (the “Certificate of Incorporation”), shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law, and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (the “Bylaws”), shall be the Bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.

Section 2.5 Directors; Officers. From and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.7 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Shares or any shares of capital stock of Merger Sub:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Sections 2.7(b) and 2.7(c), any shares of Restricted Stock and any Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration in cash, without interest;

(b) Each Share that is owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(c) Each Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

(d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than any Shares to be cancelled pursuant to Sections 2.7(b) and 2.7(c)) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and perfected appraisal rights under Section 262 of the DGCL, if such Section provides for appraisal rights for such Shares in the Merger (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the portion of the Merger Consideration otherwise payable with respect to such Shares unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled, without interest. The Company shall give Parent (a) reasonably prompt notice of any demands received by the Company for appraisal of Shares pursuant to the DGCL and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, such demands.

Section 2.9 Options. At the Effective Time, each outstanding Option (whether vested or unvested) shall be deemed fully vested and shall be cancelled, and each holder of an Option shall be entitled to receive in exchange therefor an amount in cash equal to the product of (a) the number of Shares for which such Option is exercisable and (b) the excess of the Per Share Merger Consideration over the per Share exercise price of such Option for each Share represented by such Option, less applicable Tax withholdings.

Section 2.10 Restricted Stock.

(a) As of the Effective Time, each issued and outstanding share of restricted stock (whether vested or unvested) purchased or granted under any Company Stock Plan (the “Restricted Stock”) shall be cancelled and be converted into the right to receive the Per Share Merger Consideration (subject to applicable withholding taxes) payable with respect to the number of Shares represented by each such share of Restricted Stock.

(b) Prior to the Effective Time, the Company shall use all commercially reasonable efforts to obtain all consents and make all amendments, if any, to the terms of the Company Stock Plans and each outstanding Restricted Stock award agreement, and shall take all other actions within its control that are necessary to give effect to the provisions of this Section 2.10.

Section 2.11 Employee Stock Purchase Plan. The rights of the participants in the ESPP with respect to any offering period underway immediately prior to the date hereof under the ESPP shall be determined by treating the date that is fifteen (15) Business Days after the date hereof as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. No offering period shall commence on or after the date of this Agreement. Prior to the Effective Time, the Company shall take all actions (including the termination of the ESPP effective as of the Effective Time and, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the limitations and transactions contemplated by this Section 2.11.

Section 2.12 Payment for Shares and Options.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the Merger (the “Paying Agent”) pursuant to a paying agent agreement providing for, among other things, the matters set forth in this Section 2.12 and otherwise reasonably satisfactory to the Company and Parent. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of holders of Shares (each, a “Stockholder”), cash in an amount sufficient to pay the Per Share Merger Consideration for all outstanding Shares (the “Payment Fund”). For purposes of determining the Merger Consideration to be made available, Parent shall assume that no Stockholder will perfect a right to appraisal of his Shares. If for any reason the Payment Fund is inadequate to pay the amounts to which Stockholders are entitled pursuant to this Section 2.12, Parent shall be liable for the payment thereof. The expenses of the Paying Agent shall be paid by Parent.

(b) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent or, after the Effective Time, the Surviving Corporation, in investments that are customary for transactions of similar nature and size as the Merger. Any interest and other income resulting from such investments shall be paid as directed by Parent or, after the Effective Time, the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(c) As part of the Merger Consideration, concurrently with the Effective Time, Parent shall deposit or cause to be deposited with the Company an amount necessary to make payment of the aggregate amounts due to holders of Options pursuant to Section 2.9, by wire transfer of immediately available funds. Promptly following the Effective Time, the Surviving Corporation shall make payments to holders of Options as set forth in Section 2.9.

(d) As promptly as practicable after the Closing Date (but in no event more than three (3) Business Days after the Closing Date), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of (x) a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the “Certificates”) or (y) uncertificated Shares represented by book-entry (“Book-Entry Shares”), which, in each case, were converted into the right to receive the consideration described in Section 2.7(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, adherence to the procedures set forth in the letter of transmittal, and shall be in such form and have such other provisions as Parent or the Paying Agent reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment therefor. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal duly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive, in exchange therefor, promptly (but in no event more than ten (10) Business Days after such surrender) an amount in cash equal to (A) the Per Share Merger Consideration multiplied by (B) the number of Shares formerly represented by such Certificate, without interest and subject to deduction for any required withholding tax, and such Certificate shall, upon such surrender, be cancelled. If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and that the Person requesting such payment shall have established to the satisfaction of Parent and the Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 2.12, any Certificate or Book-Entry Share (other than Certificates or Book-Entry Shares representing Shares described in

Sections 2.7(b) and 2.7(c) and any Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the portion of the Merger Consideration payable with respect thereto, in cash, without interest, as contemplated herein.

(e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, a Certificate (other than representing Shares described in Sections 2.7(b) and 2.7(c)) is presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f) All cash paid upon conversion of the Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Shares represented thereby, except as otherwise provided herein or by applicable Law.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Surviving Corporation shall cause to be paid by Paying Agent, in exchange for such lost, stolen or destroyed Certificate, the relevant portion of the Merger Consideration payable in respect thereof pursuant to Section 2.12(d) for Shares represented thereby; provided, however, that the Surviving Corporation or the Paying Agent may, in their discretion, as a condition precedent to instructing the Paying Agent, require the delivery of a satisfactory indemnification agreement and a bond in such sum as the Surviving Corporation or the Paying Agent may direct, as indemnity against any claim with respect to such Certificate.

(h) Any portion of the Payment Fund that remains unclaimed by holders of Shares two (2) years after the Effective Time shall be delivered to Parent on demand. Any such holders who have not exchanged their Shares pursuant to this Article II shall be entitled to look to Parent only as general creditors thereof with respect to any portion of the Merger Consideration payable in respect thereof, without interest. Notwithstanding anything to the contrary in this Section 2.12, none of the Paying Agent, Parent or the Surviving Corporation shall be liable to any holder of a Certificate for Book-Entry Share or any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.13 Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

Section 2.14 Adjustments. Notwithstanding the foregoing, but subject to Section 5.1, if, between the date of this Agreement and the Effective Time, any Shares shall be changed into a different number, class or series of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split, combination or exchange of shares, then the Merger Consideration payable with respect thereto and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization. Each of the Company and its Subsidiaries (i) has all necessary corporate power and authority to own, lease and operate its properties and assets and carry on its business as it is now being conducted and (ii) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failure that is not, individually or in the aggregate, a Material Adverse Effect. Schedule 3.1(a) of the Disclosure Schedules sets forth all of the Subsidiaries of the Company.

(b) The Company has heretofore furnished or made available to Parent a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.

Section 3.2 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining approval of Stockholders to the extent required by the DGCL, the Company’s certificate of incorporation and the Company’s bylaws (“Company Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company Board. Except for obtaining Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company. This Agreement (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The Company Board, at a meeting thereof duly called and held on December 26, 2007, (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and (ii) resolved to recommend that the Company’s stockholders approve and adopt this Agreement and the Merger.

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby, and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company, (ii) subject to obtaining such consents set forth in Schedule 3.3(a)(ii) of the Disclosure Schedules, materially violate, materially conflict with, or result in the material breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 3.3(b) and the receipt of the Company Stockholder Approval, violate or conflict, in any material respect, with any Law applicable to the Company or by which any of its properties or assets are bound, or (iv) result in the creation of any material lien upon any of the properties or assets of the Company or any of its Subsidiaries, except liens that arise as a result of any facts or circumstances relating to Parent or any of its Affiliates.

(b) The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of jurisdictions in which the Company is qualified to do business, (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iv) any filings required under the rules of the Nasdaq Stock Market, (v) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede or delay the consummation of the transactions contemplated hereby, or (vi) as may be necessary as a result of any facts or circumstances relating to Parent or any of its Affiliates.

Section 3.4 Capitalization.

(a) The authorized and outstanding capital stock of the Company is as set forth on its consolidated balance sheet comprising a part of the most recent SEC Report. All of the Company’s issued and outstanding capital stock is validly issued, fully paid and non-assessable.

(b) Except as set forth in Schedule 3.4(b) of the Disclosure Schedules, there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The stock option plans listed on Schedule 3.4(b) of the Disclosure Schedules are hereinafter referred to as the “Option Plans.”

(c) Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to, or make any investment in, any other Person. Except as contemplated by this Agreement, there are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Company.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has duly filed with and furnished to the SEC all required reports, schedules, forms, certifications, prospectuses, registrations, proxy and other statements since January 1, 2005 (collectively, “SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each SEC Report complied as to form, at the time such SEC Report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations promulgated thereunder.

(b) The audited consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as maybe indicated in the notes thereto) and (except as amended or superseded by a filing prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. The Balance Sheet has been prepared in accordance with GAAP consistently applied during the period and at the date involved (except as maybe indicated in the notes thereto) and (except as amended or superseded by a filing prior to the date of this Agreement) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof.

(c) The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. To the Knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise which, if known, would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the Balance Sheet (including the notes thereto), (ii) incurred after the Balance Sheet Date in the ordinary course of business and that, individually or in the aggregate, have not had a Material Adverse Effect, or (iii) arising under this Agreement.

Section 3.6 Proxy Statement. The proxy statement of the Company to be filed with the SEC in connection with the solicitation of proxies from Stockholders at the Company Stockholders’ Meeting to consider this Agreement and the Merger or the information statement of the Company to be filed with the SEC and sent to such stockholders with respect to the Company Stockholders’ Meeting, as appropriate (such proxy statement or information statement, as amended or supplemented, the “Proxy Statement”), will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, the Proxy Statement, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding any of the foregoing, the Company does not make any representations or warranties with respect to information supplied by Parent, Merger Sub or any of their officers, directors, representatives, agents or employees for inclusion or incorporation by reference in the Proxy Statement.

Section 3.7 Absence of Certain Changes or Events. Except as set forth in Schedule 3.7 of the Disclosure Schedules or disclosed in the SEC Reports, (a) since the date of the Balance Sheet, there has not occurred any Material Adverse Effect, and (b) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practices.

Section 3.8 Compliance with Law. Except as set forth in Schedule 3.8 of the Disclosure Schedules or disclosed in the SEC Reports, each of the Company and its Subsidiaries is in compliance in all material respects with all Laws applicable to it. No representation or warranty is made in this Section 3.8(a) with respect to (a) the Securities Act or the Exchange Act, which are covered in Section 3.5(a) and Section 3.6, (b) ERISA matters and foreign employment matters, which are covered in Section 3.10, (c) applicable Laws with respect to Taxes, which are covered in Section 3.15, and (d) Environmental Laws, which are covered in Section 3.16.

Section 3.9 Litigation. Except as set forth in Schedule 3.9 of the Disclosure Schedules or disclosed in the SEC Reports, there is no Action by or against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened in writing that would, individually or in the aggregate, reasonably be expected to be material to the business or financial condition of the Company and its Subsidiaries or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.10 Employee Benefit Plans.

(a) Schedule 3.10(a) of the Disclosure Schedules sets forth a correct and complete list of all (i) “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, incentive equity or equity-based compensation, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance pay, and vacation pay, or other compensation or benefit plans, programs, policies or arrangements, whether written or oral, in each case maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries and (ii) employment, consulting, termination, change in control, severance or other contracts, agreements or arrangements, whether written or oral, in each case which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, with respect to any current or former employee, officer or director of the Company or such Subsidiaries (collectively, the “Employee Plans”). The

Company has made available to Parent true, correct and complete copies of (i) each Employee Plan (or, to the extent no such copy exists, an accurate description of the material terms thereof) and all amendments thereto, (ii) the most recent annual report on Form 5500 required to be filed with the IRS with respect to each Employee Plan and all schedules thereto (if any such report was required) and the most recent actuarial report, if any, (iii) the most recent IRS determination letter for each Employee Plan, if any, (iv) the most recent summary plan description for each Employee Plan for which such summary plan description is required, and (v) each trust agreement and insurance or group annuity contract relating to any Employee Plan and all amendments thereto.

(b)(i) Each Employee Plan has been maintained and administered in all material respects in accordance with its terms and with all applicable provisions of ERISA, the Code and other applicable Laws; (ii) each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any Employee Plan; (iii) the Company is not in any material respect in default under or in violation of any Employee Plan; and (iv) no Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened with respect to any Employee Plan, the assets of any of the trusts under any Employee Plan or the sponsor or administrator of any Employee Plan with respect to the operation of any Employee Plan.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Company, no fact or event has occurred which could reasonably be expected to adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust or result in the imposition of any material liability, penalty or tax under ERISA or the Code.

(d) Neither the Company nor any of its Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) in the past six years contributes to or has sponsored, maintained, contributed to or had any liability, whether contingent or otherwise, with respect to any Employee Plan that is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) subject to Sections 4063 or 4064 of ERISA, or (iii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(e) None of the Employee Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state, local or foreign law and at the expense of the participant or the participant’s beneficiary.

(f) With respect to each Employee Plan that is a maintained outside of the United States substantially for employees who are situated outside the United States (the “Foreign Plans”):

(i) all employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with applicable accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained, in all material respects, in good standing with applicable regulatory authorities.

(g) Except as set forth in Schedule 3.10(g) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee, officer or director of the Company or any Subsidiary; (ii) increase any benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend or terminate any Employee Plan; or (v) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code. No current or former officer, director, employee (or their respective beneficiaries) has or will obtain a right to receive a gross-up payment from the Company or any Subsidiary with respect to any excise taxes that may be imposed upon such individual pursuant to Section 409A of the Code or Section 4999 of the Code. Neither the Company or any Subsidiary has any plan, contract or commitment, whether legally binding or not, to create any additional employee benefit compensation plans, policies or arrangements or, except as may be required by applicable law, to modify any Employee Plan.

(h) Neither the Company or any Subsidiary has any direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, as a part-time employee rather than a full-time employee, or with respect to any employee leased from another employer. As of the date hereof, no employee of the Company or any Subsidiary, at the officer level or above, has given written notice to the Company or such Subsidiary that any such employee intends to terminate his or her employment with the Company or any Subsidiary.

(i) As of the date hereof, all Options have been granted by the Company with an exercise price equal to or greater than the fair market value of the underlying share of stock (or unit) as of the date of grant as determined under Section 409A of the Code and the final regulations promulgated thereunder.

Section 3.11 Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is, or within the past three (3) years has been, a party to any labor or collective bargaining contract that pertains to employees of the Company or such Subsidiaries. To the Knowledge of the Company, there are no organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or such Subsidiaries. There are no ongoing or pending strikes, picketing, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the Company or Subsidiary employees. There are no material complaints, charges or claims against the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened which could be brought or filed, with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any Subsidiary, of any individual.

Section 3.12 Insurance. Schedule 3.12 of the Disclosure Schedules sets forth a true and complete list of all material insurance policies presently maintained with respect to the Company and its Subsidiaries (the “Policies”), which Policies are in full force and effect. The Company has heretofore provided or made available to Parent a copy, or a brief summary of the coverage and terms, of each of the Policies. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Policies. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Policy under the terms of such Policy.

Section 3.13 Real Property.

(a) The Company and its Subsidiaries do not own any real property.

(b) Schedule 3.13(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company or its Subsidiaries have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, be a Material Adverse Effect. Neither the Company nor its Subsidiaries has received any written notice of any default or, to the Company’s Knowledge, is aware of any event or circumstances that, with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries under any of the leases for the Leased Real Property.

Section 3.14 Intellectual Property.

(a) Schedule 3.14(a) of the Disclosure Schedules sets forth a true and complete list of all patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks, and registered copyrights (collectively “Company Registered Intellectual Property”) and applications for registration of copyrights owned by the Company or any of its Subsidiaries and used in the Company’s or any of such Subsidiaries’ businesses.

(b) All Company Registered Intellectual Property is owned solely by the Company or its Subsidiaries, and to the Knowledge of the Company, there is no pending or threatened Action challenging the use, ownership, validity, enforceability or registrability of any of the Intellectual Property owned by the Company. The Company is not a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from Actions that permit third parties to use any of the Intellectual Property owned by the Company or used or held for use in the Company’s business.

(c) The use or exploitation by the Company or any of its Subsidiaries of any Intellectual Property owned by the Company or any of its Subsidiaries does not infringe the Intellectual Property of any third party and to the Knowledge of the Company, no written claim has been asserted or threatened that such use or exploitation constitutes infringement within the last three (3) years. The Company is not a party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Action that (i) restricts the Company’s rights to use any Intellectual Property, (ii) restricts the Company’s business in order to accommodate a third party’s Intellectual Property, or (iii) requires any future payment by the Company.

(d) Except as set forth in Schedule 3.14(d) of the Disclosure Schedules, to the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company, and no Intellectual Property or other proprietary right misappropriation, infringement, dilution or violation Actions have been brought against any third party by the Company.

(e) Other than inbound “shrink-wrap” and similar publicly-available commercial binary code end-user licenses and outbound “shrink-wrap” licenses (in substantially the form set forth in Schedule 3.14(e) of the Disclosure Schedules) and non-exclusive, end-user or customer licenses granted by Company and agreements with employees, contractors and consultants entered into in the ordinary course of business, Schedule 3.14(e) of the Disclosure Schedules lists all material contracts, licenses and agreements to which the Company is currently a party with respect to any Intellectual Property, including all licenses of material Intellectual Property granted to or by the Company and all assignments of Intellectual Property to or by the Company (the “Material IP Contracts”). All such Material IP Contracts are in full force and effect, and the Company is not in material breach of nor has the Company failed to perform under, any of the foregoing Material IP Contracts and to the Knowledge of the Company, no other party to any such Material IP Contract is in material breach thereof or has failed to perform thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any such Material IP Contract. Following the Closing Date, both Parent and the Surviving Corporation will be permitted to exercise all of the Company’s rights under such Material IP Contracts to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company may have otherwise been required to pay (assuming for this purpose that Parent is not subject to existing restrictions with respect to the foregoing irrespective of the Merger).

(f) The Company has not granted nor is it obligated to grant access or a license to any of its source code (including in any such case any conditional right to access or under which the Company has established any escrow arrangement for the storage and conditional release of any of its source code), except to employees, consultants and contractors in the ordinary course of business.

(g) Schedule 3.14(g) of the Disclosure Schedules accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of any Proprietary Product or from which any part of any Proprietary Product is derived, (ii) the title of the license for each such item of Open Source Code, (iii) the Proprietary Product(s) to which each such item of Open Source Code relates, and (iv) a description of the manner in which such Open Source Code is used, modified and/or distributed by the Company. None of the Proprietary Products is subject to the provisions of any Open Source Code license or other Contract (including any general public license, limited general public license or other similar Contract) which (other than with respect to any Open Source Code that is distributed with such Proprietary Product) requires or conditions the distribution of such Proprietary Product in source code form, requires the license of such Proprietary Product’s source code or any portion thereof for the purpose of making modifications or derivative works, or requires the distribution of such Proprietary Product or any portion thereof without charge. For purposes of this Agreement, “Open Source Code” means any software code that is distributed as “open source software” or “freeware” or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

(h) Except as set forth on Schedule 3.14(h) of the Disclosure Schedules, all of the Company’s and its Subsidiaries’ employees, consultants and independent contractors who have contributed to the development of Intellectual Property have agreed in writing to assign to the Company or its Subsidiaries all their rights in and to all Intellectual Property they may develop in the course of their employment or engagement and agreed to hold all trade secrets and confidential information of the Company and its Subsidiaries in confidence both during and after their employment or engagement and, to the Knowledge of the Company, there has not been any material violation of any such agreement. The Company has heretofore provided to Parent a true and complete copy of the current form of such agreement.

Section 3.15 Taxes.

(a) All material Returns required to have been filed by or with respect to the Company or its Subsidiaries have been timely filed with the appropriate Governmental Authorities (taking into account any extension of time to file granted or obtained), and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on such Returns have been fully and timely paid and all other material Taxes required to be paid by the Company have been fully and timely paid. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Tax liens on the assets of the Company or any of its Subsidiaries (other than Permitted Encumbrances). All Taxes not yet due and payable by the Company or its Subsidiaries (or any other corporation merged into or consolidated with the Company or its Subsidiaries) have been, in all material respects, properly accrued on the books of account of the Company in accordance with GAAP.

(b) The Company and each Subsidiary have complied in all material respects with all applicable Laws relating to the filing of Returns and the payment and withholding of Taxes, and have duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws.

(c) Parent has received complete copies of (i) all Returns of, or including, the Company and each Subsidiary for Tax periods ending after December 31, 2003 and (ii) any audit report or other similar correspondence issued to the Company or any Subsidiary for Tax periods ending after December 31, 2003.

(d) No audits, examinations, investigations or other administrative or court proceedings are presently pending with regard to any Taxes or Returns filed by or on behalf of the Company or any Subsidiary. No issue has been raised by any Governmental Authority in any prior examination of the Company or any Subsidiary which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent Tax period.

(e) Neither the Company nor any Subsidiary (i) is subject to any adjustment pursuant to Section 481(a) of the Code (or any similar provision of Law), (ii) has entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of Law), (iii) requested any extension of time within which to file any Return, which Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, or (vi) is subject to any private letter ruling of the IRS or comparable rulings of any Governmental Authority.

(f) Neither the Company nor any Subsidiary is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(g) Except for the group of which the Company and its Subsidiaries are now currently members, neither the Company nor any Subsidiary is or has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes.

(h) Neither the Company nor any of its Subsidiaries is liable for Taxes of another Person (other than the Company and its Subsidiaries) under Treasury Regulation 1.1502-6 (or any comparable provision of state, local or foreign Law), or has any liability for Taxes of any other Person as a transferee or successor, by contract or otherwise.

(i) Neither the Company nor any Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (as in effect at the relevant time).

(j) Except as set forth on Schedule 3.15(j) of the Disclosure Schedules, there are no limitations under Section 382 of the Code on the utilization of the net operating losses, built-in-losses, capital losses, tax credits or other similar items of the Company or any Subsidiary for federal income tax purposes.

(k) The Company has provided to Parent all material documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of the Chinese government. The consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(l) The Company has in its possession all material foreign government receipts for any Taxes paid by it to any foreign Tax authorities.

Section 3.16 Environmental Matters.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits, and (ii) there are no written claims pursuant to any Environmental Law pending or threatened against the Company or its Subsidiaries.

(b) The representations and warranties contained in this Section 3.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Company or its Subsidiaries.

For purposes of this Agreement:

(i) “Environmental Laws” means any Laws of any Governmental Authority in effect as of the date hereof relating to (A) releases or threatened release of hazardous substances, (B) pollution or protection of employee health or safety, public health or the environment, or (C) the manufacture, handling, transport, use, treatment, storage, or disposal of hazardous substances.

(ii) “Environmental Permits” means all permits, licenses and other governmental authorizations required under applicable Environmental Laws.

Section 3.17 Material Contracts. Except (i) as set forth in Schedule 3.17 of the Disclosure Schedules, (ii) as disclosed in the SEC Reports or (iii) the Material IP Contracts, neither the Company nor any of its Subsidiaries is currently a party to or bound by (a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (b) any contract or agreement (other than contracts or agreements under which the Company or any of its Subsidiaries provides services to customers) providing for annual payments to or from the Company or any of its Subsidiaries of $100,000 or more and is not terminable by the Company or any of its Subsidiaries upon notice of 30 days’ (or less) without penalty, (c) any contract or agreement under which the Company or any of its Subsidiaries provides services to customers, with respect to which contract or agreement $250,000 or more, in the aggregate, was payable to the Company or any of its Subsidiaries for the year ended December 31, 2006 or for the nine months ended September 30, 2007, (d) any contract or agreement relating to or evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries in the amount of $250,000 or more, (e) any contract that purports to limit, curtail or restrict the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its Subsidiaries may sell products or deliver services, or (f) any voting agreement or registration rights agreement. The foregoing contracts and agreements to which the Company or any of its Subsidiaries is a party or bound are collectively referred to herein as “Material Contracts.” Each Material Contract is valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all material amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

Section 3.18 Takeover Statutes; Rights Agreement. The Company Board has taken all actions necessary, and prior to the Effective Time will have taken any additional necessary action, so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to Parent with respect to the Merger, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. The Company and the Company Board have taken all actions necessary, and prior to the Effective Time will have taken any additional necessary action, so that the Rights do not become exercisable as a result of or in connection with the execution, delivery or performance of, or compliance with, this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby; provided, however, that all such actions shall be automatically revoked in the event of any termination of this Agreement in accordance with its terms, with the result that the Rights Agreement shall remain in full force and effect after any such termination of this Agreement (and, in accordance with the terms thereof, shall be applicable to Parent, Merger Sub and any of their Affiliates) with the same effect as though none of the foregoing actions had been taken. The representations and warranties of the Company contained in this Section 3.18 are in express reliance on the representations and warranties of Parent and Merger Sub contained in Section 4.9.

Section 3.19 Customers and Suppliers. Schedule 3.19 of the Disclosure Schedules sets forth a list of the ten (10) largest customers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2006 and for the nine (9) months ended September 30, 2007. Since December 31, 2006, no customer listed on Schedule 3.19 of the Disclosure Schedules has terminated its relationship with the Company or any of its Subsidiaries or materially reduced its business with the Company or any of its Subsidiaries and, to the Knowledge of the Company, no customer listed on Schedule 3.19 of the Disclosure Schedules has notified the Company or its Subsidiaries that it intends to terminate or materially reduce its business with the Company or any of its Subsidiaries.

Section 3.20 Certain Relationships and Related Transactions. Except as disclosed in the SEC Reports (i) no Related Party is indebted to the Company or any of its Subsidiaries, (ii) no Related Party owns any asset used in, or necessary to, the business of the Company, (iii) there is no transaction involving the Company of the nature described in Item 404 of Regulation S-K under the Securities Act, and (iv) no Related Party owns any direct or indirect material interest in, or controls or is a director, officer, employee or partner of, or consultant to, a competitor of the Company.

Section 3.21 Opinion of Financial Advisor. The Special Committee of the Company Board, as well as the Company Board, has received the opinion of RBC Capital Markets, financial advisor to such Special Committee, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration was fair to the Stockholders from a financial point of view and, as of the date of hereof, such opinion has not been withdrawn, revoked or modified.

Section 3.22 Brokers. Except for RBC Capital Markets, the fees of which will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 3.23 Disclaimer. Except for the representations and warranties contained in this Article III, the Company makes no other representations or warranties, express or implied, and the Company hereby disclaims any such other representations or warranties, whether by the Company, any Subsidiary of the Company, or any of their respective officers, directors, employees, agents or representatives or any other Person with respect to this Agreement and the transactions contemplated hereby, notwithstanding the delivery or disclosure to Parent, Merger Sub, or any of their respective directors, officers, employees, agents or representatives, or any other Person, of any documentation or other information by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees, agents or representatives, or any other Person, with respect to any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification.

(a) Each of Parent and Merger Sub is (i) a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failure that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has heretofore furnished or made available to the Company a complete and correct copy of the certificate of incorporation and bylaws (or comparable charter documents), each as amended to date, of Parent and Merger Sub. Such certificates of incorporation and bylaws (or comparable charter documents) are in full force and effect.

Section 4.2 Authority. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, as applicable. This Agreement constitutes the legal, valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby, and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws (or comparable charter documents) of Parent or Merger Sub, (ii) materially violate, materially conflict with, or result in the material breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.3(b), violate or conflict, in any material respect, with any Law applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound, or (iv) result in the creation of any lien upon any of the properties or assets of Parent or Merger Sub, except liens which do not constitute, individually or in the aggregate, a Parent Material Adverse Effect or liens that arise as a result of any facts or circumstances relating to the Company or any of its Affiliates.

(b) Neither Parent nor Merger Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation of the transactions contemplated hereby, except for (i) any filings required to be made under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of jurisdictions in which Parent or Merger Sub is qualified to do business, (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iv) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder, or prevent or materially impede or delay the consummation of the transactions contemplated hereby, or (v) as may be necessary as a result of any facts or circumstances relating to the Company or any of its Affiliates.

Section 4.4 Information Supplied. None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees for inclusion in the Proxy Statement, and any amendments and supplements thereto, will, on the date the Proxy Statement is first sent to the Stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5 Financing. Parent has sufficient funds to permit Parent and Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger. Parent has provided the Company with materials satisfactory to the Company evidencing Parent’s possession of sufficient funds for the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Parent or Merger Sub to effect the Merger that Parent have sufficient funds for payment of the Merger Consideration.

Section 4.6 No Prior Activities. Except for obligations incurred in connection with its organization and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Section 4.7 Litigation. There is no Action by or against Parent or Merger Sub pending, or to the knowledge of Parent, threatened in writing that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.8 U.S. Controlled Entity. Parent is an entity the majority ownership of which is, and the control of which is, by citizens of the United States of America or corporations or other organizations incorporated or organized under the laws of a State of the United States whose business is administered principally in the United States (a “U.S.-Controlled Entity”).

Section 4.9 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). Neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Section 4.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, except as set forth on Schedule 5.1 of the Disclosure Schedules or as Parent shall otherwise agree in writing, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business in all material respects, and the Company shall, and shall cause each of its Subsidiaries to, use their respective commercially reasonable efforts to preserve intact in all material respects their business organization. Except as set forth on Schedule 5.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, without the prior consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned in the case of clauses (h), (i), (j), (k) (n)(ii), (n)(iv) or (p) below), neither the Company nor any of its Subsidiaries will:

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue or sell any shares of its capital stock (except in connection with the exercise of stock options granted under the Option Plans), or any options, warrants, convertible securities or other rights of any kind to acquire any such shares;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the ordinary course of business, in each case that is material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

(f) except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company or any of its Subsidiaries;

(g) incur any indebtedness for borrowed money or issue any debt securities in excess of $25,000 individually or $100,000 in the aggregate;

(h) enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof, other than any such contracts, agreements or arrangements entered into in the ordinary course of business (including contracts, agreements or arrangements with customers, vendors or clients but excluding any contract that materially limits or restricts the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business or restricts the Persons to whom the Company or any of its Subsidiaries may sell products or deliver services);

(i) terminate (prior to expiration) or amend any Material Contract;

(j) authorize any capital expenditure in any manner not reflected in the capital budget of the Company attached hereto as Schedule 5.1(j);

(k) fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(l) grant or announce any increase in the salaries, bonuses or other benefits payable by the Company or any of its Subsidiaries to any of their employees, other than as required by Law, pursuant to any plans, programs or agreements existing on the date hereof (including the 2007 Executive Bonus Plan) or other ordinary increases for non-executive employees, in amounts and in a manner consistent with the past practices of the Company or such Subsidiary;

(m) make any change in any method of accounting or accounting or Tax practice or policy, except as required by GAAP;

(n) other than as required by applicable Law: (i) make or change any material Tax election; (ii) settle or compromise any material Tax Liability; (iii) agree to an extension of a statute of limitations in respect of Taxes; (iv) file any amended Return; (v) fail to file any Return when due or fail to cause such Returns when filed to be complete and accurate in all material respects; (vi) fail to pay any amount of Taxes when due; or (vii) enter into any material agreement relating to Taxes;

(o) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person (other than a Subsidiary of the Company in the ordinary course of business) in excess of $5,000; or

(p) settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole.

Section 5.2 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, upon reasonable notice, the Company and its Subsidiaries shall afford Parent and its officers, employees, agents, accountants, advisors, bankers and other representatives (collectively, “Representatives”) reasonable access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish Parent with such financial, operating and other data and information as Parent may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Parent’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries.

(b) The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 5.2(a), and neither Parent nor Merger Sub may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article III.

(c) Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to Parent or its Representatives if such disclosure would, in the Company’s sole discretion, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

Section 5.3 Stockholder Meeting; Proxy Statement.

(a) The Company shall take all action necessary in accordance with applicable Law and its certificate of incorporation and bylaws to cause a meeting of its stockholders (the “Stockholders’ Meeting”) to be duly called and held as soon as reasonably practicable following the clearance of the Proxy Statement by the SEC for the purpose of considering, approving and adopting this Agreement, the Merger and the transactions contemplated hereby. Subject to the terms of this Agreement, the Company Board shall recommend approval and adoption of this Agreement and the Merger by the Stockholders. In connection with such Company Stockholders’ Meeting, the Company shall (i) promptly prepare and file with the SEC, use reasonable efforts to have cleared by the SEC and thereafter mail to the Stockholders as promptly as practicable, the Proxy Statement and any amendments or supplements thereto and all other proxy materials for such meeting, (ii) subject to the terms of this Agreement, use reasonable efforts to solicit from the Stockholders proxies in favor of the Merger and secure Company Stockholder Approval, and (iii) otherwise comply with all legal requirements applicable to such meeting.

(b) Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement including furnishing to the Company any and all information regarding Parent and its Affiliates as may be required or appropriate to be disclosed therein. If at any time prior to the Company Stockholders’ Meeting any event with respect to Parent or Merger Sub, or with respect to information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, shall occur which is required to be described in an amendment or supplement to the Proxy Statement, such event shall be so described in reasonable detail by Parent or Merger Sub and provided to the Company. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect prior to the Company Stockholders’ Meeting, and the Company shall cause the Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Laws. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC. In addition, the Company shall provide Parent, Merger Sub and their counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments and shall consult with Parent, Merger Sub and their counsel prior to responding to such comments. Subject to the terms of this Agreement, the Proxy Statement shall contain the recommendation of the Company Board that the Stockholders approve and adopt this Agreement and the Merger.

Section 5.4 Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

Section 5.5 [Intentionally Omitted]

Section 5.6 Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement, each of the Company and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary or appropriate so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.7 Stock Option Plans. Prior to the Effective Time, to the extent necessary to effectuate the transactions contemplated by Section 2.9, the Company shall amend the Option Plans (and/or otherwise take appropriate actions) to provide that, subject to consummation of the Merger, at the Effective Time, each then outstanding Option granted thereunder shall terminate and the holder thereof shall have the right to receive the consideration set forth in Section 2.9 in respect thereof.

Section 5.8 Employee Benefits; Management Arrangements.

(a) Parent shall provide, or cause to be provided, to the employees (the “Affected Employees”) of the Company and its Subsidiaries, for a period of one (1) year following the Effective Time, compensation and employee benefits that, in the aggregate, are substantially the same as provided to similarly situated employees of Parent, and Parent shall provide, or cause to be provided, to any Affected Employee who is terminated during such one (1)-year period following the Effective Time severance benefits that, in the aggregate, are substantially the same as provided to similarly situated employees of Parent; provided, however, that nothing herein shall be construed to obligate Parent to continue the employment of any Person for any period of time following the Effective Time so long as Parent pays all severance and provides all other benefits due to such Person, if any, under any written employment agreement or policy in effect as of the date hereof and previously made available to Parent. From and after the Effective Time, Parent shall cause the Surviving Corporation and its

Subsidiaries, as applicable, to honor in accordance with the terms of existing employment, severance, change of control and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants, in each case, to the extent the Company or any of its Subsidiaries would have been required to perform such agreement.

(b) Parent shall, or shall cause the Surviving Corporation to, honor all unused vacation, holiday, sickness and personal days accrued by the employees of the Company and its Subsidiaries under the policies and practices of the Company and its Subsidiaries. In the event of any change in the welfare benefits provided to any employee of the Company or any of its Subsidiaries under any plan, Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under such plan (except to the extent that such conditions, exclusions or waiting periods would apply under the Company’s or such Subsidiary’s then existing plans absent any change in such welfare coverage plan) and (ii) provide each Affected Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan. Parent shall, or shall cause the Surviving Corporation to, provide each Affected Employee for purposes of eligibility, vesting and level of benefits (but not benefit accrual under any defined benefit pension plan) with credit for all service with the Company and its Affiliates under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate, except to the extent that it would result in a duplication of benefits with respect to the same period of services.

(c) If requested by Parent, the Company shall, as soon as reasonably practicable following such request, take all actions necessary to terminate the Company’s 401(k) plan, including obtaining approval of the Company Board for such termination and, if required, sending notices to the Company’s employees; provided that the Company shall provide Parent for its review and comment advance copies of any communications with the Company’s employees relating to such termination.

(d) Prior to the Closing, the Company will provide Parent with a list of the Company’s employees that are “specified employees” as that term is defined in Section 409A of the Code.

(e) Notwithstanding anything to the contrary herein, bonuses payable under the Company’s 2007 Executive Bonus Plan adopted by the Company’s Compensation Committee on February 9, 2007, which is set forth on Exhibit B hereto, shall be paid promptly upon the conclusion of the Company’s 2007 fiscal year and upon completion of an objective determination by the Company Board that the performance targets set forth therein have been satisfied, which determination shall be conducted as promptly as practicable.

(f) Notwithstanding any of the provisions contained herein or therein, prior to the Closing, the Company shall not (without the prior written consent of Parent) amend, modify,

waive or alter any provision of, or accelerate, extend or defer any rights under (i) the Executive Bonus Plan as set forth on Exhibit B or (ii) the Amended and Restated Management Incentive Retention Plan for Select Employees dated as of the date hereof and attached hereto as Exhibit C.

(g) Prior to the Closing, the Compensation Committee of the Company Board will cause to be re-issued individual award agreements for Restricted Stock to the individuals listed on Schedule 5.8(g). In connection with such re-issuances, the Company will use commercially reasonable efforts to obtain from each such individual an acknowledgement that such award agreement reflects the equity issuance authorized by the Compensation Committee of the Company Board.

Section 5.9 Confidentiality. Parent shall, and shall cause its Representatives to, hold in confidence all documents and information furnished to it by the Company and its Representatives in connection with the transactions contemplated hereby (including any and all information (whether oral or written) provided to Parent and its Representatives pursuant to Section 5.2(a)) pursuant to the terms of the confidentiality agreement dated October 11, 2007 between Parent and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.10 Consents and Filings; Further Assurances.

(a) Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from applicable Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law.

(b) Without limiting the generality of the parties’ undertaking pursuant to Section 5.10(a), Parent agrees to use all commercially reasonable efforts and to take any and all steps reasonably necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any United States or non-United States governmental antitrust authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated by this Agreement no later than the Termination Date; provided, however, that nothing contained in this Section 5.10(b) shall obligate Parent, Merger Sub or any of their respective affiliates to (i) dispose or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (ii) not compete in any geographic area or line of business, (iii) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their

Affiliates may carry on business in any part of the world, and/ or (iv) engage in litigation with any Governmental Authority.

(c) Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d) The Company shall use commercially reasonable efforts to obtain the consents set forth in Schedule 3.3(a)(ii) of the Disclosure Schedules. For the avoidance of doubt, the Company shall not be required to incur any material out-of-pocket costs or any other material obligation in connection with obtaining such consents.

Section 5.11 Public Announcements. The parties hereto shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or applicable stock exchange or Nasdaq rule or any listing agreement of any party hereto.

Section 5.12 Directors’ and Officers’ Indemnification.

(a) Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) honor all indemnification agreements relating to any director or officer that are in effect as of the date hereof and (ii) otherwise indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a director or officer of the Company or any of its Subsidiaries (the “D&O Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including actual attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) arising out of or relating to any threatened or actual claim, action, suit, proceeding or investigation based as a whole or in part on or arising out of or relating as a whole or in part to the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, or a trustee (or the like) of any Option Plan, whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date (the

“D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based as a whole or in part on, or arising as a whole or in part out of, or relating to this Agreement or the transactions contemplated hereby, in each case to the full and maximum extent a corporation is permitted under applicable Law to indemnify its own directors or officers (and Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay expenses in advance of the final disposition of any such action or proceeding to each D&O Indemnified Party).

(b) For six (6) years from the Closing Date, Parent shall cause the Surviving Corporation and its Subsidiaries to maintain, if available, officers’ and directors’ liability insurance covering the persons who are presently covered by their officers’ and directors’ liability insurance policies (copies of which have heretofore been delivered or made available to Parent) with respect to actions and omissions occurring on or prior to the Closing Date, providing coverage not less favorable than provided by such insurance in effect on the date hereof. Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay such premiums; provided that in no event shall Parent be required to expend per year of coverage more than 200% of the amount currently expended by the Company per year of coverage as of the date hereof and; provided, further, that if the cost of such coverage exceeds such amount, Parent shall, or shall cause the Surviving Corporation to, obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, Parent may satisfy its obligations under this Section 5.12(b) by purchasing, or consenting to the purchase by the Company, of a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those Persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable, in the aggregate, to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof. Prior to the Effective Time, Parent shall provide the Company an opportunity to review and approve any such “tail” policy, which approval shall not be unreasonably delayed or withheld.

(c) Parent covenants, for itself and its successors and assigns, that it and they shall not institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and its Subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.

(d) The Surviving Corporation shall not take any action directly or indirectly to disaffirm or adversely affect the provisions of the certificate of incorporation and bylaws and any other written agreements of the Company and its Subsidiaries that provide indemnification of and expense reimbursement to D&O Indemnified Parties.

(e) The provisions of this Section 5.12 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her heirs and representatives.

Section 5.13 Obligations of Parent and Merger Sub; Voting of Shares. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Parent shall vote any Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholders’ Meeting.

Section 5.14 Termination of Loan Facility. Prior to the Closing, the Company shall provide Parent with a customary pay-off letter evidencing the termination of all obligations under, and release of all Encumbrances in connection with, the Loan and Security Agreement by and between Silicon Valley Bank and the Company, dated June 8, 2007. The Company shall provide Parent with any additional documentation, including UCC filings, necessary to evidence the release of any such Encumbrances.

Section 5.15 No Solicitation; Other Offers.

(a) Except as provided in this Section 5.15(a) or in Section 5.15(b), from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII, the Company (i) shall, and shall cause its Subsidiaries and the respective Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, (ii) shall not, and it shall cause its Subsidiaries and their respective Representatives not to, (A) solicit, initiate or knowingly take any action designed to facilitate the submission of any Acquisition Proposal, (B) engage in any discussions or negotiations with, or furnish any nonpublic information relating to the Company or any of its Subsidiaries to, any Third Party that to the knowledge of the Company is seeking to make, or has made, an Acquisition Proposal, or (C) enter into any agreement with respect to any Acquisition Proposal; provided, however, that nothing contained in this Section 5.15 or any other provision of this Agreement shall prohibit the Company or the Company Board, directly or indirectly through advisors, agents or other intermediaries, from (1) taking and disclosing to the Stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (2) making any disclosure to the Stockholders, if, based on advice from outside counsel, the Company Board determines in good faith that failing to do so would be reasonably likely to violate its fiduciary duty under applicable Laws. Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval, the Company or the Company Board, directly or indirectly through advisors, agents or other intermediaries, may furnish information concerning the businesses, properties or assets of the Company or any of its Subsidiaries to any Person or group including furnishing nonpublic information pursuant to an appropriate confidentiality agreement (provided that such confidentiality agreement is not more favorable to such person than the Confidentiality Agreement and the same nonpublic information has been or is simultaneously provided to Parent), and may engage in discussions and negotiations with such Person or group concerning an Acquisition if, and only if: (x) such Person or group has, after the date hereof, submitted an unsolicited Acquisition Proposal which the Company Board determines in good faith is reasonably likely to result in a Superior Proposal, or (y) the Company Board determines in good faith, based upon advice of outside counsel, that failing to do so would be reasonably likely to violate the Company Board’s fiduciary duties to the Stockholders under applicable Law. The Company shall promptly notify Parent of the material terms of any proposal or inquiry received by the Company from a Third Party after the date hereof with respect to any Acquisition Proposal.

(b) Except as set forth in this Section 5.15(b), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal (any action described in clauses (i), (ii) or (iii) being referred to as a “Company Recommendation Change”). Notwithstanding anything in this Agreement to the contrary, the Company Board may make a Company Recommendation Change if (A) the Company shall have received a Superior Proposal or (B) the Company Board shall have determined in good faith, based upon advice of outside counsel, that failing to take such action would be reasonably likely to constitute a breach of the Company Board’s fiduciary duties to the Stockholders under applicable Law; provided, however, that no Company Recommendation Change may be made in response to a Superior Proposal until after the third (3rd) Business Day following Parent’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than three (3) Business Days prior to the Stockholders’ Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Recommendation Change Notice”) advising Parent that the Board of Directors of the Company intends to make such Company Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal, which is adverse to the Company, shall require a new Company Recommendation Change Notice and a new three (3) Business Day period (unless at the time such notice is otherwise required to be given there are less than three (3) Business Days prior to the Stockholders’ Meeting, in which case the Company shall provide as much notice as is reasonably practicable)). In determining whether to make a Company Recommendation Change in response to a Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Recommendation Change Notice or otherwise) in determining whether such third party Acquisition Proposal still constitutes a Superior Proposal.

Section 5.16 Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) and any acquisitions of equity securities of Parent by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), including any Law that may be administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls (OFAC) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement and no injunction, judgment or ruling shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger.

(b) Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated. All other material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed.

(c) The Company Stockholder Approval shall have been obtained under the DGCL and the Company’s certificate of incorporation and bylaws.

Section 6.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material,” but not the word “Material” in the term “Material Contracts” or “Material Adverse Effect” set forth therein) do not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c) The Company shall have received from each of Parent and Merger Sub a certificate to the effect set forth in Sections 6.2(a) and (b), signed by a duly authorized officer of each of Parent and Merger Sub.

Section 6.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Parent in its sole discretion:

(a)(i) The representations and warranties of the Company contained in Sections 3.2 and 3.4 of this Agreement shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties in such sections that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date; and (ii) all other representations and warranties of the Company contained in this Agreement or any certificate delivered pursuant hereto shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material,” but not the word “Material” in the term “Material Contracts” or “Material Adverse Effect” set forth therein) do not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company shall have, in all material respects, except with respect to the covenant in Section 5.8(f), which shall be in all respects, performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) Parent shall have received from the Company a certificate to the effect set forth in Sections 6.3(a) and (b), signed by a duly authorized officer thereof.

(d) The consents set forth in Schedule 6.3(d) shall have been obtained.

(e) Holders of Shares at the Effective Time representing not more than the percentage of the outstanding Shares set forth on Schedule 6.3(e) shall have properly demanded appraisal rights under the DGCL.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated by June 23, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Merger to be consummated on or prior to such date;

(ii) in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party so requesting termination shall have complied with Section 5.10; or

(iii) if the Company Stockholder Approval has not been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c) by Parent:

(i) if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement (other than with respect to a breach of Section 5.3(a) or Section 5.15, as to which Section 7.1(c)(iii) shall govern) and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3, (B) cannot be or has not been cured within 15 Business Days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by Parent;

(ii) if any of the conditions set forth in Section 6.1 or Section 6.3 shall have become incapable of fulfillment prior to the Termination Date; or

(iii) if the Company or the Company Board shall have (A) withdrawn, or modified or changed in a manner adverse to Parent or Merger Sub, its approval or recommendation of the Merger or this Agreement, (B)(1) approved, adopted, endorsed or recommended any Acquisition Proposal or (2) approved, adopted, endorsed or recommended, or entered into or allowed the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, (C) breached any of its obligations under Section 5.3(a) or Section 5.15, or (D) authorized or publicly proposed any of the foregoing;

(d) by the Company:

(i) if Parent or Merger Sub breaches or fails to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured within 15 Business Days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by the Company;

(ii) if any of the conditions set forth in Section 6.1 or Section 6.2 shall have become incapable of fulfillment prior to the Termination Date; or

(iii) if the Company Board has determined to accept a Superior Proposal in accordance with Section 5.15(b).

The party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give prompt written notice of such termination to the other parties.

Section 7.2 Effect of Termination. Subject to Section 7.3, in the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party, except (a) for the provisions of Section 5.9 relating to confidentiality, Section 5.11 relating to public announcements, Section 8.3 relating to fees and expenses, Section 8.7 relating to notices, Section 8.9 relating to third-party beneficiaries, Section 8.10 relating to governing law, Section 8.11 relating to submission to jurisdiction and this Section 7.2, and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

Section 7.3 Termination Fee. If (a) the Company terminates this Agreement pursuant to Section 7.1(d)(iii) or (b) Parent terminates this Agreement pursuant to Section 7.1(c)(iii), then the Company shall pay, or cause to be paid, to Parent an amount equal to $3,000,000 (the “Termination Fee”), which payment shall (i) in the case of clause (a), be paid prior to or concurrently with such termination and as a condition to such termination and (ii) in the case of clause (b), be made promptly upon the Company’s receipt of notice of such termination from Parent. Notwithstanding anything in this Agreement to the contrary, the payment of the Termination Fee shall be the exclusive remedy of Parent and Merger Sub with respect to a termination of this Agreement pursuant to Section 7.1(c)(iii) or 7.1(d)(iii).

Section 7.4 Frustration of Conditions. The right to terminate this Agreement pursuant to Section 7.1(c)(ii) or 7.1(d)(ii) shall not be available if the failure of the party so requesting termination for failure to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Effect of Knowledge of Parent and Merger Sub. Notwithstanding anything contained in this Agreement, for purposes of Sections 6.3(a) and 7.1(c)(i) of this Agreement, no representation or warranty of the Company contained in this Agreement shall be deemed to be untrue, incorrect or breached if such representation or warranty was true and correct as of the date of this Agreement, and the failure of the representation or warranty to be true or correct, or the breach of the representation or warranty, was primarily due to an affirmative action of (i) Parent or Merger Sub, (ii) any Person or Persons if and to the extent that such action was requested by, or taken at the direction of Parent or Merger Sub, or (iii) any officer director or employee of Parent or Merger Sub (each such officer, director or employee a “Parent Nominee”), in each case regardless of the capacity in which such Person was acting.

Section 8.2 Non-Survival of Representations, Warranties and Covenants. The respective representations, warranties and covenants of the parties contained in this Agreement and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing; provided, however, that this Section shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing.

Section 8.3 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 8.4 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties at any time prior to the Closing Date. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.5 Extension. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 8.6 Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto, or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

Document Sciences Corporation

5958 Priestly Drive

Carlsbad, CA 92008

Attention: President and Chief Executive Officer

Facsimile: (760) 602-1450

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

3161 Park Plaza, Suite 1200

Irvine, CA 92612

Attention: John M. Williams, Esq.

Facsimile: (949) 451-4220

(b)	if to Parent, Merger Sub or the Surviving Corporation, to:

EMC Corporation

176 South Street

Hopkinton, MA 01748

Attention: Office of the General Counsel

Facsimile: (508) 497-6915

Section 8.8 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter of this Agreement. Neither this Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 8.9 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 5.12.

Section 8.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws.

Section 8.11 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns may be brought and determined in any Delaware State or federal court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.12 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Schedule of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other Schedule of the Disclosure Schedules as though fully set forth in such Schedule for which applicability of such information and disclosure is readily apparent on its face. The fact that any item of information is disclosed in the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement. Except as expressly set forth in this Agreement, such information and the thresholds (whether based on quantity, qualitative characterization, dollar amounts or otherwise) set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 8.13 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or any officer, director, employee, Representative or investor of any party hereto.

Section 8.14 No Control of Company’s Business. Nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.

Section 8.15 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of law or otherwise, by any party without the prior written consent of Parent (in the case of an assignment by the Company) or the Company (in the case of an assignment by Parent or Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that Merger Sub may assign this Agreement to any Subsidiary of Parent without the prior consent of the Company and; provided, further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.16 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware State or federal court, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.17 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.18 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.19 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.20 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 8.21 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 8.22 No Consequential Damages. The parties hereto expressly acknowledge and agree that no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement; provided, however, the foregoing shall not limit any damages, or claims therefor, relating to the breach or alleged breach of the Confidentiality Agreement.

Section 8.23 Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

Section 8.24 Disclaimer of Implied Warranties.

(a) It is the explicit intent and understanding of each party hereto that no party hereto or any of such party’s Affiliates or Representatives is making any representation or warranty whatsoever, oral or written, express or implied, as to the accuracy or completeness of any information regarding the Company or its Subsidiaries, except as expressly set forth in this Agreement, and no party hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party hereto or such other party’s Affiliates or Representatives, except for the representations and warranties expressly set forth in this Agreement.

(b) In connection with Parent’s investigation of the Company, Parent has received certain estimates, projections and other forecasts regarding the Company and its Subsidiaries. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts, that Parent is familiar with such uncertainties and that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Accordingly, the Company makes no representation or warranty with respect to such estimates, projections and other forecasts (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

Section 8.25 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EMC CORPORATION

By:	/s/ PAUL T. DACIER
Name:	Paul T. Dacier
Title:	Executive Vice President and General Counsel

ESTEEM MERGER CORPORATION

By:	/s/ PAUL T. DACIER
Name:	Paul T. Dacier
Title:	President

DOCUMENT SCIENCES CORPORATION

By:	/s/ JOHN L. MCGANNON
Name:	John L. McGannon
Title:	Chief Executive Officer

SIGNATURE PAGE

TO

AGREEMENT AND PLAN OF MERGER